Exhibit 5.1

January 23, 2006

Bullion River Gold Corp.
1325 Airmotive Way, Suite 325
Reno, Nevada 89502

Ladies and Gentlemen:

We have acted as your counsel in connection with the Registration Statement on Form SB-2 (the “Registration Statement”) filed with the Securities and Exchange Commission under the Securities Act of 1933 (the “1933 Act”) for the registration of 34,708,005 shares of Common Stock, par value $0.001 per share, of Bullion River Gold Corp., a Nevada corporation (the “Company”). Capitalized terms not otherwise defined herein have the meanings set forth in the Registration Statement.

The Registration Statement includes for registration 13,472,000 shares of common stock issued in the New Private Offering (the “New Private Offering Shares”), 14,717,300 shares of common stock issuable upon exercise of the Warrants granted in the New Private Offering (the “New Private Offering Warrant Shares”), 2,077,794 shares of common stock issued pursuant to the terms of the Prior Private Offering (the “Prior Private Offering Shares”), 325,000 shares of common stock issued in consideration for services rendered (the “Services Shares”), 3,986,689 shares of common stock issuable upon exercise of the Class B2 Ratchet Warrants granted pursuant to the Prior Private Offering (the “Prior Private Offering Warrant Shares”), and 129,222 shares of common stock issuable upon exercise of the Class B2 Ratchet Warrants granted pursuant to the terms of Oral Agreements (the “Oral Agreement Warrant Shares”). The New Private Offering Shares, New Private Offering Warrant Shares, Prior Private Offering Shares, Services Shares, Prior Private Offering Warrant Shares, and Oral Agreement Warrant Shares shall be referred to collectively as the “Shares”.

You have requested our opinion as to the matters set forth below in connection with the Registration Statement. For purposes of rendering this opinion, we have examined the Registration Statement, the Company’s articles of incorporation, as amended, and bylaws, and the corporate action of the Company that provides for the issuance of the Shares, and we have made such other investigation as we have deemed appropriate. We have examined and relied upon certificates of public officials and, as to certain matters of fact that are material to our opinion, we have also relied on certificates made by officers of the Company. In rendering our opinion, in addition to the assumptions that are customary in opinion letters of this kind, we have assumed the genuineness of signatures on the documents we have examined, the conformity to authentic original documents of all documents submitted to us as copies, and the Company will have sufficient authorized and unissued shares of common stock available with respect to any Shares issued after the date of this letter. We have not verified any of these assumptions.

This opinion is rendered as of the date of this letter and is limited to matters of Nevada corporate law, including applicable provisions of the Nevada Constitution and reported judicial decisions interpreting those laws. We express no opinion as to the laws of any other state, the federal law of the United States, or the effect of any applicable federal or state securities laws.

Based upon and subject to the foregoing, it is our opinion that the New Private Offering Warrant Shares, Prior Private Offering Warrant Shares, and Oral Agreement Warrant Shares are duly authorized for issuance by the Company and, when issued and paid for as described in the Prospectus included in the Registration Statement, will be validly issued, fully paid, and nonassessable, and that the New Private Offering Shares, Prior Private Offering Shares, and Services Shares previously issued by the Company have been duly authorized for issuance, and were validly issued, fully paid and nonassessable when issued.

We consent to the filing of this opinion as an exhibit to the Registration Statement and to the reference to this firm in the related Prospectus under the caption “Legal Matters”. In giving our consent we do not admit that we are in the category of persons whose consent is required under Section 7 of the 1933 Act or the rules and regulations under such act.

Very truly yours,

/s/ Burton, Bartlett & Glogovac

Burton, Bartlett & Glogovac